Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

AND FIRST AMENDMENT TO PLEDGE AND SECURITY AGREEMENT

This SECOND SUPPLEMENTAL INDENTURE AND FIRST AMENDMENT TO PLEDGE AND SECURITY AGREEMENT (this “Second Supplemental Indenture”), dated as of January 28, 2015, among Gevo, Inc., a company duly incorporated and existing under the laws of Delaware, United States of America, and having its principal executive office at 345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112 as Issuer (the “Company”), the guarantors listed on the signature page hereof (each, a “Guarantor” and, collectively, the “Guarantors”), Wilmington Savings Fund Society, FSB, as Trustee (in such capacity, the “Trustee”), Wilmington Savings Fund Society, FSB, as Collateral Trustee (in such capacity, the “Collateral Trustee”), and WB Gevo, Ltd., as the holder of 100% of the aggregate principal amount of the outstanding Notes and the “Requisite Holder” under the Indenture (as defined below) (solely in its capacity as a Holder that constitutes the Requisite Holders under the Indenture as of the date hereof, the “Requisite Holder” and, solely in its capacity as the holder of 100% of the aggregate principal amount of the outstanding Notes, the “Sole Holder”). Capitalized terms used herein without definition have the meanings given in the Indenture.

RECITALS

WHEREAS, the Company, Guarantors, the Trustee, and the Collateral Trustee have heretofore executed and delivered an indenture, dated as of June 6, 2014 (as amended, restated, supplemented or otherwise modified by that certain First Supplemental Indenture dated as of July 31, 2014 (“First Supplemental Indenture”), and as further amended, restated, supplemented or otherwise modified by this Second Supplemental Indenture, the “Indenture”), providing for the issuance by the Company of 10.0% Convertible Senior Secured Notes due 2017;

WHEREAS, Section 14.02 of the Indenture provides, among other things, that the Company, the Guarantors and the Trustee may, with the consent of the requisite percentage of Holders set forth therein, enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture;

WHEREAS, the Company, the Guarantors and the Collateral Trustee have heretofore executed and delivered a Pledge and Security Agreement dated as of June 6, 2014 (as amended, restated, supplemented and/or modified from time to time, the “Security Agreement”);

WHEREAS, Section 8.1 of the Security Agreement provides that the Security Agreement may be amended by the Company, the Guarantors and the Collateral Trustee, at the direction of the Requisite Holders (as defined in the Indenture), and the Requisite Holder has directed the Collateral Trustee to enter into this Second Supplemental Indenture to, among other things, amend the Security Agreement pursuant to the terms hereof;

WHEREAS, the Company has requested that the Requisite Holder consent to the issuance of the 2015 Warrants and the incurrence of Indebtedness by Company under the 2015 Warrants and that the Sole Holder consent to certain revisions to the conversion provisions set forth in the Indenture and the Company’s and Guarantors’ entry into this Second Supplemental Indenture, and the Requisite Holder has agreed to consent to the issuance of the 2015 Warrants and the incurrence of Indebtedness by the Company under the 2015 Warrants and the Sole Holder has agreed to certain revisions to the conversion provisions set forth in the Indenture and the Company’s and the Guarantors’ entry into this Second Supplemental Indenture, in each case, subject to the terms and conditions hereof; and

WHEREAS, the Company has requested that the Trustee and Collateral Trustee enter into this Second Supplement Indenture, and with the consent of the Sole Holder, the Trustee and Collateral Trustee have agreed to enter into this Second Supplemental Indenture on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors, the Trustee, Collateral Trustee, Requisite Holder and the Sole Holder hereby covenant and agree as follows:

AGREEMENT

1. Consent to Issuance of the 2015 Warrants. Notwithstanding any term or provision in the Indenture or any other Indenture Document to the contrary, the Requisite Holder hereby consents, effective as of the date hereof, to the offering and issuance of the 2015 Warrants, the execution and delivery of the 2015 Warrant Agreements (as defined below), and the incurrence of the Indebtedness under the 2015 Warrants provided that (a) the initial issuance of the 2015 Warrants shall have been consummated on or before February 28, 2015, (b) such 2015 Series A Warrants are on terms and conditions consistent in all material respects with the terms and conditions specified for the 2015 Series A Warrants on Annex A attached hereto or as modified so long as such modifications are not adverse in any respect to the Trustee and the Holders, (c) such 2015 Series B Warrants are on terms and conditions consistent in all material respects with the terms and conditions specified for the 2015 Series B Warrants on Annex B attached hereto or as modified so long as such modifications are not adverse in any respect to the Trustee and the Holders and (d) the consent set forth herein shall not constitute an approval of a transaction under Section 9.01(m) of the Indenture which would enable the Company to make a cash payment on account of the 2013 Warrants, the 2014 Warrants and/or 2015 Warrants (without triggering an Event of Default).

2. Effectiveness; Amendments to Indenture. This Second Supplemental Indenture shall become effective immediately upon (x) its execution and delivery by each of the Company, the Guarantors, the Trustee, Collateral Trustee and the Sole Holder and (y) the execution and delivery of that certain company fee letter by and between Company and the Sole Holder; provided that the amendments to the Indenture contemplated in this Section 2 of the Second Supplemental Indenture shall only (i) become operative upon the date on which the first 2015 Warrant is issued (the “First Issuance Date”) (other than the amendments set forth in Section 2(a) relative to the addition of the new defined terms “Commencement Date”, “Commencement Notice”, and “Conversion Forbearance Period,” and Sections 2(c), (f), (h) and (i) hereof, all of which shall become effective immediately upon the execution and delivery of the Second Supplemental Indenture by each of the Company, the Guarantors, the Trustee, the Collateral Trustee and the Sole Holder) and (ii) other than with respect to the amendments set forth in Section 2(a) relative to the addition of the new defined terms “Commencement Date”, “Commencement Notice”, and “Conversion Forbearance Period” and Sections 2(c), (f), (h), and (i), which shall remain effective once in effect regardless of the satisfaction of the conditions in Section 1 of this Second Supplemental Indenture, remain operative for so long as the conditions specified in Section 1 of this Second Supplemental Indenture have been satisfied provided that notwithstanding the foregoing, the amendments set forth in Section 2(a) relative to the addition of the new defined terms “Commencement Date”, “Commencement Notice”, and “Conversion Forbearance Period” and Sections 2(f) and 2(h) shall be null and void ab initio if a public offering or a private placement of Company Common Stock or of any other security convertible into or exchangeable for Company Common Stock (not otherwise prohibited under the Indenture), in each case, resulting in the Company receiving at least $1,000,000 of Net Equity Proceeds from such issuance is not closed within sixty (60) days after the date hereof. The Company shall notify the Trustee (i) of the issuance of such first 2015 Warrant promptly following the First Issuance Date and shall specify the date of such issuance or (ii) promptly after the Company shall determine that such issuance will not occur.

(a) Section 1.01 of the Indenture is hereby amended by adding the following definitions in the appropriate alphabetical order:

“2015 Series A Warrants” means the Warrants issued by the Company from time to time pursuant to the 2015 Common Stock Unit Series A Warrant Agreement by and between Company and American Stock Transfer & Trust Company, LLC as amended, restated, replaced, extended, refinanced or otherwise modified from time to time, on terms and conditions consistent in all material respects with the terms and conditions specified on Annex A attached to the Second Supplemental Indenture and First Amendment to Pledge and Security Agreement dated as of January 28, 2015.

“2015 Series B Warrants” means the Warrants issued by the Company from time to time pursuant to the 2015 Common Stock Unit Series B Warrant Agreement by and between Company and American Stock Transfer & Trust Company, LLC as amended, restated, replaced, extended, refinanced or otherwise modified from time to time, on terms and conditions consistent in all material respects with the terms and conditions specified on Annex B attached to the Second Supplemental Indenture and First Amendment to Pledge and Security Agreement dated as of January 28, 2015.

“2015 Warrant Agreements” means (a) the 2015 Common Stock Unit Series A Warrant Agreement by and between Company and American Stock Transfer & Trust Company, LLC as amended, restated, replaced, extended, refinanced or otherwise modified from time to time and (b) the 2015 Common Stock Unit Series B Warrant Agreement by and between the Company and American Stock Transfer & Trust Company, LLC, as amended, restated, replaced, extended, refinanced or otherwise modified from time to time.

“2015 Warrants” means the warrants issued by the Company from time to time pursuant to the 2015 Warrant Agreements and all other documents, instruments and agreements evidencing or governing such warrants or providing for any other right in respect thereof, each as amended, modified, supplemented or restated from time to time in accordance with the 2015 Warrant Agreements.

“2015 Warrant Issuance Date” means the first date on which a 2015 Warrant is issued.

“Commencement Date” means the date specified by the Company as the start of a Conversion Forbearance Period in a Commencement Notice, which date shall be a date that is no earlier than the date on which such Commencement Notice is delivered to the Trustee.

“Commencement Notice” means a written notice that is delivered by the Company to the Trustee and states that it is the Commencement Notice and specifies the Commencement Date of the Conversion Forbearance Period.

“Conversion Forbearance Period” means the period commencing upon the Commencement Date specified in a Commencement Notice to the Trustee and continuing until the first date after such Commencement Date on which the Company has delivered written notice to the Trustee that the Conversion Forbearance Period has terminated as a result of the Company having sufficient authorized and unissued shares, which have been duly authorized and reserved, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, to provide for the conversion of all of the outstanding Notes.

(b) The definition of “Disqualified Equity Interests” contained in Section 1.01 of the Indenture is hereby amended by amending and restating the last sentence appearing in such definition as follows:

“The foregoing to the contrary notwithstanding, ‘Disqualified Equity Interests’ shall not include the 2013 Warrants, 2014 Warrants, or 2015 Warrants solely as a result of the Black Scholes Value payments required in connection therewith.”

(c) Section 4.30(i) of the Indenture is hereby amended and restated in its entirety as follows:

“(i) Permitted Subordinated Debt in aggregate amount outstanding at any time not to exceed $30,000,000 (not including the Indebtedness permitted under Section 4.30(g) hereof).”

(d) Section 4.30(s) of the Indenture is hereby amended by amending and restating such section in its entirety as follows:

“(s) Indebtedness in respect of the 2013 Warrants, the 2014 Warrants, and the 2015 Warrants.”

(e) Section 4.33 of the Indenture is hereby amended by amending and restating clauses (vii) and (xii) in their entirety as follows:

“(vii) Restricted Payments required in connection with the exercise of warrants or the conversion of convertible Indebtedness are permitted to the extent that such conversion is for Equity Interests of the Company (and does not involve any cash payments other than in regards to cash payments made in lieu of issuing fractional shares or payment obligations required under the terms of the 2013 Warrants, 2014 Warrants or 2015 Warrants);”

“(xii) cash payments payable on account of the 2013 Warrants in effect on the date hereof, the 2014 Warrants in effect as of the 2014 Warrant Issuance Date, the 2015 Warrants in effect as of the 2015 Warrant Issuance Date, and the cashless exercise of options and warrants in accordance with their terms;”

(f) The following Section 7.14 shall be added as a new Section to the Indenture in proper numerical order:

7.14 Conversion Forbearance Period. Anything contained in this Indenture to the contrary notwithstanding, (x) neither the Company nor any Holder shall have the right to convert the Principal Amount (or any portion thereof) of any Notes into shares of Common Stock during the continuation of a Conversion Forbearance Period and (y) during the continuation of a Conversion Forbearance Period the Company shall not be required to comply with Section 7.09(b) of this Indenture. During the Conversion Forbearance Period, Company shall notify the Trustee and each Holder in writing promptly upon having sufficient authorized and unissued shares, which have been duly authorized and reserved, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, to provide for the conversion of all of the outstanding Notes, thereby terminating the Conversion Forbearance Period.

(g) Section 9.01(m) of the Indenture is hereby amended by amending and restating the section in its entirety as follows:

“(m) the earlier to occur of (i) the occurrence of any event, circumstance or transaction that would entitle the holders of the 2013 Warrants, 2014 Warrants, or

2015 Warrants to any cash payment from the Company (or otherwise require the Company to make an offer or make a cash payment to such holders) under the 2013 Warrants, 2014 Warrants or 2015 Warrants other than in lieu of the issuance of fractional shares or (ii) the making of a cash payment (or any offer to make such payment) under the 2013 Warrants, 2014 Warrants, or 2015 Warrants (in each case, other than in lieu of the issuance of fractional shares ) provided that in each case, no Event of Default will be triggered if the Requisite Holders approve the transaction that triggers the obligation to make a cash payment on account of the 2013 Warrants, the 2014 Warrants, or 2015 Warrants.”

(h) Section 9.01(e) of the Indenture is hereby amended to delete “Reserved” therefrom and substitute the following in lieu thereof:

(e) “If, a Conversion Forbearance Period has commenced and by the earlier of (x) the end of the Conversion Forbearance Period (if any) or (y) June 27, 2015 if a Conversion Forbearance Period is in effect on such date, the Company has failed to reserve, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of all of the outstanding Notes (without notice or cure);”

(i) The parties hereto acknowledge and agree that the Intercreditor Agreement and Credit Agreement were terminated pursuant to that certain Termination Agreement dated as of January 15, 2015 by and between the Credit Parties, Administrative Agent and Collateral Trustee (other than in regards to the provisions thereof that expressly survive), and as such, the Intercreditor Agreement and Credit Agreement shall have no further force or effect under the Indenture or the Indenture Documents (other than in regards to the provisions thereof that expressly survive) including without limitation, (i) all references in the Indenture and the other Indenture Documents that provide that the Indenture and/or Indenture Documents shall be subject to the Intercreditor Agreement, (ii) all provisions in the Indenture and the other Indenture Documents that require that certain actions be taken in accordance with the Intercreditor Agreement, and (iii) all references to the “Intercreditor Agreement” in Section 5.01(a) of the Indenture.

3. Effectiveness; Amendments to Security Agreement. The amendments to the Security Agreement contemplated in this Section 3 of the Second Supplemental Indenture shall become effective immediately upon the execution and delivery of the Second Supplemental Indenture by each of the Company, the Guarantors, the Trustee, Collateral Trustee and the Requisite Holder.

(a) Section 3.9 of the Security Agreement is hereby amended by deleting the following clause therefrom:

“[WB Gevo, Ltd. or its successors and assigns, in its capacity as administrative agent for certain secured parties]”.

(b) Section 4.5(a) of the Security Agreement is hereby amended by deleting the following clause therefrom:

“(or the Administrative Agent, as applicable)”.

(c) Section 4.12 of the Security Agreement is hereby amended and restated in its entirety as follows:

“4.12 Motor Vehicles. Grantors shall promptly notify the Collateral Trustee of any goods constituting Collateral covered by a certificate of title and owned by Grantors with an aggregate value in excess $250,000 (and Collateral Trustee shall notify the Holders of such promptly upon being so notified) and promptly (and in any event within 30 days) after request by Requisite Holders or Collateral Trustee (at the direction of the Requisite Holders), with respect to such goods covered by a certificate of title owned by any Grantor(s), such Grantor(s) shall deliver to Collateral Trustee or Collateral Trustee’s designee the certificates of title for all such goods and, if requested by Requisite Holders or Collateral Trustee (at the direction of the Requisite Holders), (x) take all actions necessary to cause such certificates to be filed (with the Collateral Trustee’s Lien noted thereon) in the appropriate state motor vehicle filing office and/or (y) cause Collateral Trustee’s Liens to be notated on such certificates of title.”

(d) Section 7.1(vii) of the Security Agreement is hereby amended and restated in its entirety as follows:

“TO ACT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 7.1 ABOVE) WITH RESPECT TO ITS INVESTMENT PROPERTY, INCLUDING, SUBJECT TO SECTION 6.3 HEREOF, THE RIGHT TO VOTE SUCH INVESTMENT PROPERTY, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH INVESTMENT PROPERTY, THE APPOINTMENT OF THE COLLATERAL TRUSTEE AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE, SUBJECT TO SECTION 6.3 HEREOF, THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH INVESTMENT PROPERTY, WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH INVESTMENT PROPERTY ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH INVESTMENT PROPERTY OR ANY OFFICER OR AGENT THEREOF).”

(e) The Security Agreement is hereby amended by deleting the following clause in every instance that it may appear therein:

“(or Administrative Agent for the benefit of the Secured Parties and/or the Secured Lender Parties and/or certain other secured parties)”.

(f) The Security Agreement is hereby amended by deleting the following clause in every instance that it may appear therein:

“(or Administrative Agent on behalf of the Secured Parties and/or the Secured Lender Parties and/or certain other secured parties)”.

(g) The Security Agreement is hereby amended by deleting the following clause in every instance that it may appear therein:

“(or the Administrative Agent on behalf of the Secured Parties and/or the Secured Lender Parties and/or certain other secured parties)”.

(h) The Security Agreement is hereby amended by deleting the following clause in every instance that it may appear therein:

“(or as the Administrative Agent on behalf of the Secured Parties and/or the Secured Lender Parties and/or certain other secured parties may determine)”.

4. Indenture and Security Agreement Supplemented; Ratification of Indenture and Security Agreement. This Second Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes. The amendments to the Security Agreement set forth in this Second Supplemental Indenture are supplemental to the Security Agreement and do and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Security Agreement for any and all purposes. Except as specifically modified herein, the Indenture, as amended, restated, supplemented or otherwise modified by the First Supplemental Indenture and this Second Supplemental Indenture and the Notes, are in all respects ratified and confirmed, and shall remain in full force and effect in accordance with their terms. Except as specifically modified herein, the Security Agreement, as amended, restated, supplemented or otherwise modified by this Second Supplemental Indenture, is in all respects ratified and confirmed, and shall remain in full force and effect in accordance with its terms.

5. Consent of Sole Holder and Requisite Holder. Pursuant to Sections 1.04 and 14.02 of the Indenture, by its signature below, the Sole Holder hereby consents, effective as of the date hereof, to the entry into this Second Supplemental Indenture by the Company, the Guarantors, the Trustee and the Collateral Trustee and to the amendments to the Indenture set forth in Section 2 of this Second Supplemental Indenture (it being understood that other than the amendments set forth in Section 2(a) relative to the addition of the new defined terms “Commencement Date”, “Commencement Notice”, and “Conversion Forbearance Period,” and Sections 2(f) and 2(h), the amendments set forth in Section 2 above only require the consent of the Requisite Holders). Pursuant to Section 8.1 of the Security Agreement, by its signature below, the Requisite Holder hereby directs the Collateral Trustee to enter into this Second Supplemental Indenture and consents to the amendments to the Security Agreement set forth in Section 3 of this Second Supplemental Indenture.

6. Trustee and Collateral Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee and the Collateral Trustee by reason of this Second Supplemental Indenture. This Second Supplemental Indenture is executed and accepted by the Trustee and the Collateral Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee and the Collateral Trustee make no representation or warranty as to the validity or sufficiency of this Second Supplemental Indenture. Additionally, the Trustee and the Collateral Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantors, and the Trustee and the Collateral Trustee make no representation with respect to any such matters.

7. Guarantors. Each Guarantor, for value received, hereby expressly acknowledges and agrees to the Company’s execution and delivery of the First Supplemental Indenture and this Second Supplemental Indenture, to the performance by the Company of its agreements and obligations hereunder and thereunder and to the consents, amendments and waivers set forth herein and therein. The First Supplemental Indenture and this Second Supplemental Indenture, the performance or consummation of any transaction or matter contemplated under the First Supplemental Indenture and this Second Supplemental Indenture and all consents, amendments and waivers set forth herein and therein, shall not limit, restrict, extinguish or otherwise impair any Guarantor’s liability to the Trustee, the Collateral Trustee or the Holders with respect to the payment and other performance obligations of such Guarantor pursuant to the Guaranteed Obligations. Each Guarantor hereby ratifies, confirms and approves its Guaranteed Obligations and acknowledges that it is unconditionally liable to the Trustee, Collateral Trustee and the Holders for the full and timely payment of the Guaranteed Obligations (on a joint and several basis with the other Guarantors). Each Guarantor hereby acknowledges that it has no defenses, counterclaims or set-offs with respect to the full and timely payment of any or all Guaranteed Obligations as of the date hereof.

8. Costs and Expenses. The Company shall pay the reasonable costs and expenses actually incurred by the Trustee, the Collateral Trustee, and the Requisite Holder in connection with the preparation, negotiation, and/or review of this Second Supplemental Indenture and the agreements, documents, and/or instruments executed and/or delivered in connection therewith, including without limitation all of the Trustee’s, the Collateral Trustee’s and the Requisite Holder’s reasonable out-of-pocket legal fees incurred in connection therewith (subject, in the case of the Requisite Holder, to that certain Fee Letter dated as of January 16, 2015 by and among the Company, Requisite Holder and Brown Rudnick LLP) for which the Company has received an invoice, which invoice shall provide reasonably detailed documentation of such costs and expenses, in each case, within fifteen days after written demand for such payment (accompanied by the invoice in question), which may be in the form of an email (accompanied by the invoice in question) by the Trustee, the Collateral Trustee, the Requisite Holder or any of their respective counsel, as applicable.

9. Release. In consideration of the benefits provided to each of the Credit Parties under this Second Supplemental Indenture, each of the Credit Parties hereby agrees as follows:

(a) The Credit Parties, for themselves and on behalf of their respective successors and assigns, do hereby release, acquit and forever discharge the Trustee, the Collateral Trustee, and the Requisite Holder, and the respective past or present officers, directors, attorneys, affiliates, employees and agents of the Trustee, the Collateral Trustee, and the Requisite Holder, and each of their respective successors and assigns, from any and all claims, demands, obligations, liabilities, causes of action, offsets, damages, costs or expenses, of every type, kind or nature, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, including any claims that the Credit Parties and their respective successors, counsel and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, that each of the Credit Parties now has or may acquire against any one or more of them, arising out of events or transactions which occurred on or before the date hereof (each a “Released Claim” and collectively, the “Released Claims”), including without limitation, those Released Claims arising out of or connected with the transactions arising under or related to any of the Indenture Documents.

(b) The provisions, waivers and releases set forth in this Section are binding upon the Credit Parties and their respective assigns and successors in interest. The provisions, waivers and releases of this Section shall inure to the benefit of the Trustee, the Collateral Trustee, and the Requisite Holder and each of their respective agents, employees, officers, directors, assigns and successors in interest. The Credit Parties warrant and represent that they are the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and they have not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof. Each of the Credit Parties shall indemnify and hold harmless the Trustee, the Collateral Trustee, and the Requisite Holder from and against any claim, demand, damage, debt and liability (including payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any such assignment or transfer. The provisions of this Section shall survive the date hereof. Nothing herein is or should be construed to be a release of claims against the Credit Parties or a satisfaction of any Indebtedness.

10. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (OR, TO THE EXTENT REQUIRED, THE LAW OF THE JURISDICTION IN WHICH THE COLLATERAL IS LOCATED), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

11. Multiple Originals. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Second Supplemental Indenture. Delivery of an executed counterpart by facsimile or PDF shall be as effective as delivery of a manually executed counterpart thereof.

12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED THEREBY.

13. Consent to Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any competent New York State court or federal court of the United States sitting in the State and City of New York, County of New York and Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Second Supplemental Indenture or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court sitting in the State and City of New York, County of New York and Borough of Manhattan or, to the extent permitted by law, in such federal court sitting in the State and City of New York, County of New York and Borough of Manhattan.

Each of the Parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action proceeding arising out of or relating to this Second Supplemental Indenture or the Notes in any such New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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IN WITNESS WHEREOF, the undersigned has caused this Second Supplemental Indenture to be executed and delivered as of the date first above written.

COMPANY:

GEVO, INC.

By:	/s/ Mike Willis
Name:	Mike Willis
Title:	Chief Financial Officer

GUARANTORS:

AGRI-ENERGY, LLC

By:	/s/ Mike Willis
Name:	Mike Willis
Title:	Chief Financial Officer

GEVO DEVELOPMENT, LLC

By:	/s/ Mike Willis
Name:	Mike Willis
Title:	Chief Financial Officer

REQUISITE HOLDER AND SOLE HOLDER:

WB GEVO, LTD.

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Director

TRUSTEE:

WILMINGTON SAVINGS FUND SOCIETY, FSB as Trustee

By:	/s/ Jason B. Hill
Name:	Jason B. Hill
Title:	Assistant Vice President

COLLATERAL TRUSTEE:

WILMINGTON SAVINGS FUND SOCIETY, FSB as Collateral Trustee

By:	/s/ Jason B. Hill
Name:	Jason B. Hill
Title:	Assistant Vice President